March 14, 2005

Media Contact: Robyn Clayton, Las Vegas, NV (702) 364-3297

Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237

SWX-NYSE

For Immediate Release

SOUTHWEST GAS CORPORATION ANNOUNCES 2004 EARNINGS

Las Vegas – Southwest Gas Corporation announced consolidated earnings of $1.61 per basic share for 2004, a $0.47 per share increase from the $1.14 per basic share earned in 2003. Consolidated net income for 2004 was $56.8 million, compared to $38.5 million during 2003.

According to Jeffrey W. Shaw, Chief Executive Officer, “2004 showed solid improvement in the Company's earnings. Rate relief in California and Nevada, a return to more normal weather patterns, record customer growth, and a stellar contribution from our pipeline construction subsidiary combined to favorably impact results. As we move forward in 2005, we will continue our focus on seizing prudent customer growth opportunities, seeking rate relief that provides an adequate revenue stream, and encouraging rate design that mitigates the impact of usage variations on customers and shareholders."

Shaw noted that "NPL Construction Co., a wholly owned subsidiary, achieved record net income of $8.4 million during 2004, compared to $4.3 million in 2003 due to profitable bid work, increased workload under existing contracts, and a positive equipment resale market. However, given the cyclical nature of the construction business, achieving similar results in 2005 will likely be challenging."

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During the fourth quarter of 2004, consolidated net income was $40.4 million, or $1.12 per basic share, versus $34.5 million, or $1.01 per basic share, for the fourth quarter of 2003.

Natural Gas Operations Segment Results

Full Year 2004

Operating margin, defined as operating revenues less the cost of gas sold, increased $64 million in 2004 as compared to 2003. A return to more normal temperatures in 2004 from the warm temperatures experienced in 2003 resulted in a $25 million increase in margin between years. Rate relief in California and Nevada provided $18 million. A record 82,000 customers were added during 2004, a growth rate of five percent. This marked the fifth time in ten years the Company reported record growth. New customers contributed $21 million in incremental margin.

Operating expenses increased $35 million, or eight percent, in 2004 reflecting general increases in labor and maintenance costs, and incremental operating costs associated with serving additional customers. Additional factors include increases in insurance premiums, employee-related costs, and costs to develop energy efficient technology.

Net financing costs rose $2.8 million, or three percent, between periods primarily due to an increase in average debt outstanding to help finance growth, partially offset by a reduction in interest costs associated with the purchased gas adjustment account balance.

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Fourth Quarter

Operating margin increased approximately $22 million over the fourth quarter of 2003 consisting of customer growth ($6 million), rate relief ($7 million), and improved weather conditions ($9 million). Operating expenses increased $7.4 million, or seven percent, reflecting general cost increases and incremental costs associated with continuing customer growth. Net financing costs increased $2.8 million principally due to an increase in outstanding debt.

Southwest Gas Corporation provides natural gas service to 1,613,000 customers in Arizona, Nevada, and California. Its service territories are centered in the fastest-growing region of the country.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST

(In thousands, except per share amounts)

YEAR ENDED DECEMBER 31,	2004	2003
Consolidated Operating Revenues	$1,477,060	$1,231,004
Net Income	$56,775	$38,502
Average Number of Common Shares Outstanding	35,204	33,760
Basic Earnings Per Share	$1.61	$1.14
Diluted Earnings Per Share	$1.60	$1.13

QUARTER ENDED DECEMBER 31,
Consolidated Operating Revenues	$460,496	$351,705
Net Income	$40,446	$34,474
Average Number of Common Shares Outstanding	36,239	34,077
Basic Earnings Per Share	$1.12	$1.01
Diluted Earnings Per Share	$1.11	$1.00

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SOUTHWEST GAS CORPORATION SUMMARY UNAUDITED OPERATING RESULTS (In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2004	2003	2004	2003
Results of Consolidated Operations
Contribution to net income - gas operations	$37,362	$33,220	$48,354	$34,211
Contribution to net income - construction services	3,084	1,254	8,421	4,291

Net income	$40,446	$34,474	$56,775	$38,502

Earnings per share - gas operations	$1.03	$0.97	$1.37	$1.01
Earnings per share - construction services	0.09	0.04	0.24	0.13

Basic earnings per share	$1.12	$1.01	$1.61	$1.14

Diluted earnings per share	$1.11	$1.00	$1.60	$1.13

Average outstanding common shares	36,239	34,077	35,204	33,760
Average shares outstanding (assuming dilution)	36,596	34,425	35,488	34,041

Results of Natural Gas Operations
Gas operating revenues	$395,053	$301,161	$1,262,052	$1,034,353
Net cost of gas sold	195,076	123,595	645,766	482,503

Operating margin	199,977	177,566	616,286	551,850
Operations and maintenance expense	75,843	70,360	290,800	266,862
Depreciation and amortization	33,119	31,419	130,515	120,791
Taxes other than income taxes	8,643	8,380	37,669	35,910

Operating income	82,372	67,407	157,302	128,287
Other income (expense)	(16)	1,446	1,611	2,955
Net interest deductions	21,015	18,260	78,137	76,251
Net interest deductions on subordinated debentures	1,933	1,930	7,724	2,680
Preferred securities distributions	--	--	--	4,180

Income before income taxes	59,408	48,663	73,052	48,131
Income tax expense	22,046	15,443	24,698	13,920

Contribution to net income - gas operations	$37,362	$33,220	$48,354	$34,211

SOUTHWEST GAS CORPORATION SELECTED STATISTICAL DATA DECEMBER 31, 2004

FINANCIAL STATISTICS
Market value to book value per share at year end	132%
Twelve months to date return on equity -- total company	8.5%
-- gas segment	7.6%
Common stock dividend yield at year end	3.2%

GAS OPERATIONS SEGMENT

Rate Jurisdiction	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity

Arizona	$688,202	9.20%	11.00%
Southern Nevada	574,285	7.45	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	9.17	10.90
Northern California	45,487	9.17	10.90
Paiute Pipeline Company (1)	75,059	9.69	11.60

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS

	YEAR ENDED DECEMBER 31,
(In dekatherms)	2004	2003	2002

Residential	66,717,345	59,304,803	58,821,449
Small commercial	30,384,439	27,915,401	28,027,082
Large commercial	10,489,937	10,042,244	12,149,989
Industrial / Other	16,385,555	15,730,495	22,405,541
Transportation	125,826,493	133,690,080	132,514,914

Total system throughput	249,803,769	246,683,023	253,918,975

HEATING DEGREE DAY COMPARISON

Actual	1,953	1,763	1,898
Ten-year average	1,913	1,922	1,950